Exhibit 10.36
First Amendment to the
Rocky Brands, Inc.
2004 Stock Incentive Plan
Background Information
A.	Rocky Brands, Inc. (the “Company”) maintains the 2004 Stock Incentive Plan (the “Plan”).

B.	The Company desires to amend the Plan, effective January 1, 2008, to help ensure that awards granted under the Plan are exempt from Section 409A of the Internal Revenue Code of 1986 and the regulations published thereunder (“Code Section 409A”) or are granted in compliance with Code Section 409A.

C.	The Board of Directors of the Company has the power to amend and modify the Plan pursuant to Section 24 thereof; and, as such, the Board of Directors has approved this amendment by unanimous written consent, dated December 29, 2008.
Plan Amendment
1.	The second sentence of Section 8(a) of the Plan is amended in its entirety to read as follows:
“Notwithstanding the foregoing, the Option Price of each ISO granted under the Plan and, effective January 1, 2008, each Non-Statutory Option granted under the Plan may not be less than the Fair Market Value of a Share on the date of grant of such Option.”
2.	The last sentence of Section 24 is amended in its entirety to read as follows:
“No amendment, modification, or termination of the Plan other than an amendment either to preserve an exemption under or to ensure compliance with Section 409A of the Code may adversely affect in any manner any Option previously granted to an Optionee under the Plan without the consent of the Optionee or the transferee of such Option.”
3.	The remainder of the Plan shall remain unchanged.
          The Company has caused this First Amendment to be executed on its behalf, by its officer duly authorized, this 30th day of December, 2008.

Rocky Brands, Inc.
By:	/s/ James E. McDonald
James E. McDonald, Executive Vice President
and Chief Financial Officer